Exhibit 10.4

Chief Executive Officer Severance Agreement

Weyerhaeuser Company

Weyerhaeuser Company

Devin W. Stockfish (Executive)
Severance Agreement

THIS EXECUTIVE SEVERANCE AGREEMENT is made and entered into by and between Weyerhaeuser Company (hereinafter referred to as the “Company”) and Devin W. Stockfish.

Article 1. Term of This Agreement

This Agreement shall commence on the Effective Date and shall terminate on December 31, 2028; provided, however, that commencing on December 31, 2028 and each December 31 thereafter, the term of this Agreement shall be automatically extended for one additional year unless, not later than thirty (30) calendar days prior to such December 31, the Company or Executive shall have given notice that such party does not wish to extend the term of this Agreement.

Article 2. Definitions

Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a) “Agreement” means this Executive Severance Agreement.

(b) “Authorizing Executive” means the Company’s Senior Vice President overseeing Human Resources; except that, for purposes of the executive severance agreement between the Company and the Company’s Senior Vice President overseeing Human Resources, “Authorizing Executive” means the Senior Vice President and General Counsel.

(c) “Base Salary” means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

(d) “Beneficiary” means the persons or entities designated or deemed designated by an Executive pursuant to Section 10.2.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means the definition of “Cause” (or words of similar import) set forth in the Executive’s employment agreement in effect at the time of the termination of the Executive’s employment or if there is no such agreement or such term is not defined therein, as determined by the Committee in good faith, the Executive’s:

(i) Unauthorized misuse of the trade secrets or proprietary information of the Company or any affiliate;

(ii) Gross negligence or willful and continued failure to perform substantially the Executive’s duties with the Company that is reasonably likely to cause material harm to the Company;

(iii) Conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude;

(iv) Willfully engaging in illegal conduct or gross misconduct that is reasonably likely to cause material harm to the Company; or

(v) Material failure to cooperate in good faith with a governmental or internal investigation of the Company, any affiliate or any of their respective directors, officers or employees, if the Company has requested the Executive’s cooperation.

For purposes of this Section 2(f), no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based on (A) authority given pursuant to a resolution duly adopted by the Board or (B) advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company.

(g) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(h) “COC” of the Company shall have the definition set forth in the COC Agreement.

(i) “COC Agreement” means the Executive Change in Control Agreement between the Company and the Executive, as such agreement may be amended, supplemented or otherwise modified from time to time, or, if such agreement is no longer in effect, any successor agreement thereto.

(j) “Code” means the United States Internal Revenue Code of 1986, as amended.

(k) “Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.

(l) “Company” means Weyerhaeuser Company, a Washington corporation (including any and all subsidiaries), or any successor thereto as provided in Article 9.

(m) “Comparable Employment” means employment terms that do not:

(i) result in a material reduction in the Executive’s authority, duties or responsibilities existing immediately prior to the termination;

(ii) require the Executive’s primary work location to be based at a location that is at least 50 miles farther from the Executive’s primary residence immediately prior to the termination, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business obligations immediately prior to the termination; or

(iii) include a material reduction in the Executive’s annual salary, benefits coverage in the aggregate, or level of participation in the Company’s short- or long-term incentive compensation plans available to the Executive immediately prior to the termination; provided, however, that the reductions in the level of benefits coverage or participation in incentive compensation plans shall be considered to be Comparable Employment if such reductions are substantially consistent with the average level of benefits coverage or participation in incentive plans of other executive officers with positions commensurate with the Executive’s position at the Company, its subsidiary or the acquiring company.

(n) “Disability” shall have the meaning ascribed to such term in the Weyerhaeuser Pension Plan, as amended from time to time.

(o) “Effective Date” means the date this Agreement is fully executed by the parties hereto.

(p) “Effective Date of Termination” means the date on which a Qualifying Termination occurs.

(q) “Equity Awards” means any awards made from time to time to the Executive of options to purchase the Company’s common stock, restricted shares of the Company’s common stock, stock appreciation rights, stock units denominated in units of the Company’s common stock, performance shares, dividend equivalents, or other incentive awards payable in shares of the Company’s common stock under the terms of the LTIP.

(r) “Executive” means an executive officer who serves on the senior management team of the Company and who has been presented with and signed this Agreement.

(s) “LTIP” means the Weyerhaeuser Company 2022 Long-Term Incentive Plan, the Weyerhaeuser Company 2013 Long-Term Incentive Plan, the Weyerhaeuser Company 2004 Long-Term Incentive Plan or any predecessor or successor long-term incentive plan under which Equity Awards have or may be granted to the Executive from time to time.

(t) “Non-Competition and Release Agreement” is an agreement, in substantially the form attached hereto in Annex A, executed by and between the Executive and the Company as a condition to the Executive’s receipt of Severance Benefits.

(u) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(v) “Protection Period” means any time within the twenty-four (24) full calendar months after the month in which a COC has occurred.

(w) “Qualifying Termination” is defined in Section 4.1.

(x) “Release Deadline Date” is defined in Section 4.5.

(y) “Release Effective Date” is defined in Section 4.5.

(z) “Severance Benefits” means the Severance Benefits described in Section 4.2.

(aa) “Trade Secrets” means anything that would constitute a “trade secret” under applicable law.

Article 3. Participation and Continuing Eligibility Under This Agreement

Subject to the other terms of this Agreement, the Executive shall remain eligible to receive benefits hereunder during the term of this Agreement.

Article 4. Severance Benefits

4.1. Right to Severance Benefits; Qualifying Termination.

(a) Subject to Section 4.1(b) and Section 4.5, the Executive shall be eligible to receive an offer of Severance Benefits, as described in Section 4.2, only if Executive experiences a

Qualifying Termination. For purposes of this Agreement, a “Qualifying Termination” means an involuntary termination of the Executive’s employment by the Company without Cause at any time outside of the Protection Period. For the avoidance of doubt, a Qualifying Termination shall not include any of the following events: (i) a voluntary termination of employment by the Executive for any reason, (ii) an involuntary termination of the Executive’s employment by the Company for Cause, (iii) termination of the Executive’s employment due to mandatory retirement under the Company’s applicable policies (if any), or (iv) termination of the Executive’s employment due to the Executive’s death or Disability.

(b) Notwithstanding anything herein to the contrary, the Executive shall be deemed to not have experienced a Qualifying Termination if the Executive is (i) offered a position reasonably deemed to be Comparable Employment by the Company or any subsidiary or affiliate of the Company whether in a salaried, hourly, temporary or full-time capacity, (ii) offered a contract to serve as a consultant or contractor by the Company or any subsidiary or affiliate of the Company containing terms and conditions reasonably deemed to be Comparable Employment, or (iii) offered Comparable Employment or a contract to serve as a consultant or contractor containing terms and conditions reasonably deemed to be Comparable Employment by an entity acquiring assets of the Company or the business in which the Executive was employed. In addition, the Executive shall be deemed to not have experienced a Qualifying Termination if Executive’s employment with the Company is terminated as a result of the acquisition (either through the sale of assets or the sale of stock) or the outsourcing of the services previously provided internally by Company employees of the unit in which the Executive was employed, and the Executive is offered a position by the acquiring entity reasonably deemed to be Comparable Employment.

(c) The Executive is not eligible to receive both severance benefits under the COC Agreement and Severance Benefits hereunder. Accordingly, if the Executive receives an offer of severance benefits under the COC Agreement, Executive shall not receive an offer of Severance Benefits hereunder. However, if the Executive suffers a Qualifying Termination, and if the Company has undergone a COC such that the Executive’s Effective Date of Termination falls within the window period described in Section 4.2 of the COC Agreement, the Executive’s total Severance Benefits shall equal the amounts described as severance benefits under the COC Agreement.

4.2. Description of Severance Benefits. In the event that the Executive becomes eligible to receive Severance Benefits in accordance with Section 4.1 (and, for the avoidance of doubt, subject to the Executive’s execution and non-revocation of the Non-Competition and Release Agreement as set forth in Section 4.5), the Company shall pay or provide the Executive with the following:

(a) An amount equal to two (2) times the highest rate of the Executive’s annualized Base Salary rate in effect at any time up to and including the Effective Date of Termination.

(b) An amount equal to two (2) times the Executive’s target annual bonus established for the bonus plan year in which the Executive’s Effective Date of Termination occurs; provided, that if the Executive’s Effective Date of Termination occurs on or following January 1 of any calendar year and prior to the Company establishing target annual bonuses for such calendar year, then the Executive’s target annual bonus for purposes of this Section 4.2(b) shall be Executive’s target annual bonus for the bonus plan year in effect immediately prior to the year in which the Effective Date of Termination occurs.

(c) An amount equal to the Executive’s unpaid actual bonus based on Company performance against goals for the bonus plan year in which the Executive’s

Effective Date of Termination occurs, but with any applicable individual performance goals deemed to be achieved at target, multiplied by a fraction, the numerator of which is the number of days completed in such plan year through the Effective Date of Termination and the denominator of which is three hundred sixty-five (365); provided, that if the Executive’s Effective Date of Termination occurs on or following January 1 of any calendar year and prior to the Company establishing target annual bonuses for such calendar year, then the Executive’s target annual bonus for purposes of this Section 4.2(c) shall be Executive’s target annual bonus for the bonus plan year in effect immediately prior to the year in which the Effective Date of Termination occurs. Any payments hereunder are in lieu of any bonuses otherwise payable under the Company’s applicable annual incentive plans.

(d) Subject to any and all required applicable taxes, a lump sum payment of twenty thousand dollars ($20,000) in order to assist the Executive in paying for outplacement services, plus an amount equal to the then-current Company portion of the COBRA premium for the Executive for a period of twenty-four months beginning on the Effective Date of Termination.

For the avoidance of doubt, the Executive’s equity incentive awards shall be treated in accordance with the terms of the applicable LTIP and the applicable award agreement. In addition, if any of the provisions of this Agreement conflict with the provisions of the LTIP or the applicable award agreement, the LTIP or the applicable award agreement shall control.

4.3. Termination for Any Reason or Resignation by the Executive. Upon the termination of the Executive’s employment for any reason, the Company shall pay the Executive all Base Salary and unused vacation in accordance with then-current Company policy through the last day worked, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due. In the event the Executive’s termination of employment is not a Qualifying Termination, the Company shall have no further obligations to the Executive under this Agreement.

4.4. Notice of Termination. Any termination by the Company under this Article 4 shall be communicated by a Notice of Termination, which shall be delivered to the Executive no later than the Effective Date of Termination, unless the Executive is terminated for Cause, in which case no Notice of Termination is required. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate whether or not such termination is for Cause and the Effective Date of Termination.

4.5. Delivery of Non-Competition and Release Agreement. The payment of Severance Benefits is conditioned on the Executive’s timely execution, delivery and non-revocation of the Non-Competition and Release Agreement. The Company will deliver the Non-Competition and Release Agreement when it provides a Notice of Termination to the Executive. The Non-Competition and Release Agreement becomes effective on the eighth day after the Executive executes it, provided that the Executive does not revoke it in the seven days after execution (“Release Effective Date”). In all cases, the Release Effective Date must be no later than the 60th day following the Effective Date of Termination (the “Release Deadline Date”). If the Release Effective Date is not before the Release Deadline Date, the Executive shall forfeit any right to Severance Benefits. In no event shall any Severance Benefits be paid or provided before the Non-Competition and Release Agreement becomes effective and irrevocable.

To support the enforcement of the Non-Competition and Release Agreement, the parties agree that the minimum value of the Non-Competition and Release Agreement at the time this Agreement was entered into was at least one and one-half (1.5) times the Executive’s Base Salary which has been incorporated into the severance formula contained in Section 4.2.

4.6. Resignations. Upon termination of Executive’s employment or service for any reason, Executive hereby agrees that Executive also resigns any and all positions with the Company or any of its Affiliates, whether as an officer, director, employee, or agent, in each case effective on the Effective Date of Termination. Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but Executive shall be treated for all purposes as having so resigned upon the Effective Date of Termination or termination of service, regardless of when or whether Executive executes any such documentation. For the avoidance of doubt, Executive hereby agrees that the foregoing referenced termination of employment with the Company and resignations from any and all other positions with the Company or any of its Affiliates shall not be predicated or conditioned on Executive receiving the severance set forth in Section 4.2 or the Executive’s execution and non-revocation of the Non-Competition and Release Agreement in compliance with Section 4.5 of this Agreement.

Article 5. Form and Timing of Severance Benefits

5.1. Form and Timing of Severance Benefits. The Severance Benefits described in Sections 4.2 (a), (b) and (d) shall be paid in cash to the Executive in a single lump sum, subject to the satisfaction of the Non-Competition and Release Agreement requirements described in Section 4.5, as soon as practicable following the Effective Date of Termination, but in no event later than sixty (60) days following the Effective Date of Termination and in no event later than the payment deadline for short-term deferrals under Treas. Reg. § 1.409A-1(b)(4) (or any successor provision). The Severance Benefit described in Section 4.2(c) shall be paid to the Executive in a single lump sum, subject to the satisfaction of the Non-Competition and Release Agreement requirements described in Section 4.5, as soon as practicable following the end of the year in which the Executive’s Effective Date of Termination occurs and in no event later than the payment deadline for short-term deferrals under Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), subject to any deferral election by the Executive under an available deferred compensation plan that is applicable to such amount.

5.2. Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

Article 6. The Company’s Payment Obligation

6.1. Mitigation. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement. Any compensation payable to the Executive or for the benefit of the Executive under this Agreement may be reduced by, or offset against, any amount owing by the Executive to the Company or any of its Affiliates; provided, however, except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Executive or for the benefit of the Executive under this Agreement may not be reduced by, or offset against, any amount owing by the Executive to the Company or any of its Affiliates.

6.2. Contractual Rights to Benefits. Subject to Section 6.3, this Agreement establishes and vests in the Executive a contractual right to the benefits to which the Executive may become entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

6.3. Forfeiture of Severance Benefits and Other Payments. Notwithstanding any other provision of this Agreement to the contrary, if it is determined by the Company that the Executive has violated any of the restrictive covenants contained in the Executive’s Non-Competition and Release Agreement, the Executive shall be required to repay to the Company an amount equal to the economic value of all Severance Benefits and other payments already provided to the Executive under this Agreement and the Executive shall forever forfeit the Executive’s rights to any unpaid Severance Benefits and other payments hereunder. The Severance Benefits shall be subject to (a) forfeiture provisions in any other agreements between the Executive and the Company and (b) any recoupment, clawback or similar policy of the Company as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of previously paid compensation.

Article 7. Dispute Resolution

7.1. Claims Procedure. The Executive may file a written claim relating to this Agreement with the Authorizing Executive, who shall consider such claim and notify the Executive in writing of his or her decision with respect thereto within ninety (90) days (or within such longer period not to exceed one hundred eighty (180) days, as the Authorizing Executive determines is necessary to review the claim, provided that the Authorizing Executive notifies the Executive in writing of the extension within the original ninety (90) day period). If the claim is denied, in whole or in part, the Executive may appeal such denial to the Committee, provided the Executive does so in writing within sixty (60) days of receiving the determination by the Authorizing Executive. The Committee shall consider the appeal and notify the Executive in writing of its decision with respect thereto within sixty (60) days (or within such longer period not to exceed one hundred twenty (120) days as the Committee determines is necessary to review the appeal, provided that the Committee notifies the Executive in writing of the extension within the original sixty (60) day period).

7.2. Finality of Determination. The determination of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of this Agreement shall be final, binding, and conclusive on all persons and shall be given the greatest deference permitted by law.

Article 8. Successors and Assignment

8.1. Successors to the Company. This Agreement shall be binding on the successors of the Company.

8.2. Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by each of the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 9. Section 409A

All Severance Benefits and reimbursements payable in cash to the Executive under this Agreement are intended to comply with the “short term deferral” exception specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), or otherwise be excepted from coverage under Section 409A of the Code (“Section 409A”). In addition, this Agreement will be interpreted, operated, and administered by the Company to the extent deemed reasonably necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A, including any temporary or final Treasury regulations and guidance promulgated thereunder.

Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred (or, where applicable, no later than such earlier time required by the Agreement). The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year, and no amounts payable with respect to Executive’s equity interest (if any) in the Company shall offset or reduce amounts payable to the Executive under this Agreement.

For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

Notwithstanding any other provision of this Agreement to the contrary, if, at the time of Executive’s separation from service (as defined in Section 409A), Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six-month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of executives deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.

Article 10. Miscellaneous

10.1. Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and may be terminated by either the Executive or the Company at any time, subject to applicable law.

10.2. Beneficiaries. The Executive may designate one or more persons or entities as the primary or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee and pursuant to such other procedures as the Committee may decide. If no such designation is on file with the

Company at the time of the Executive’s death, or if no designated Beneficiaries survive the Executive for more than fourteen (14) days, any Severance Benefits owing to the Executive under this Agreement shall be paid to the Executive’s estate.

10.3. Number. Except where otherwise indicated by the context, the plural shall include the singular, and the singular shall include the plural.

10.4. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

10.5. Counterparts, Facsimiles & Email Transmissions. This Agreement and all documents relating hereto may be executed in two or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” or similar format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or signature page were an original thereof.

10.6. Modification. Except as provided in Article 1, no provision of this Agreement may be modified, waived, or discharged following the Effective Date of Termination unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee or a designee of such authorized member of the Committee, or by the respective parties’ legal representatives and successors.

10.7. Effect of Agreement. This Agreement shall completely supersede and replace any and all portions of any contracts, plans, provisions, or practices pertaining to severance entitlements owing to the Executive from the Company (including the Executive Severance Agreement that is scheduled to terminate on December 31, 2025) other than the COC Agreement, and is in lieu of any notice requirement, policy, or practice. As such, the Severance Benefits described herein shall serve as the Executive’s sole recourse with respect to termination of employment by the Company other than a termination that entitles the Executive to severance benefits under the terms of the COC Agreement. In addition, Severance Benefits shall not be counted as “compensation,” or any equivalent term, for purposes of determining benefits under other agreements, plans, provisions, or practices owing to the Executive from the Company, except to the extent expressly provided therein. Except as otherwise specifically provided for in this Agreement, the Executive’s rights under all such agreements, plans, provisions, and practices continue to be subject to the respective terms and conditions thereof.

10.8. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Washington shall be the controlling law in all matters relating to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates appearing below.

Weyerhaeuser Company			Executive

By:	/s/ Denise Merle		By:	/s/ Devin W. Stockfish
Its:	Senior Vice President and Chief Administration Officer		Name:	Devin W. Stockfish
Date:	November 13,	2025	Date:	November 13,	2025

ANNEX A

NON-COMPETITION AND RELEASE AGREEMENT
FOR THE EXECUTIVE SEVERANCE AGREEMENT

1. Parties.

The parties to this Non-Competition and Release Agreement are _____________ (“Executive”) and WEYERHAEUSER COMPANY, a Washington corporation, and all successors thereto (“Company”).

2. Date.

The date of this Non-Competition and Release Agreement (this “Release Agreement”) is , 20 (the “Date of this Agreement”).

3. Recitals.

Executive’s employment with Company is ending. Executive is party to that certain Weyerhaeuser Company Executive Severance Agreement dated as of [●] (“Severance Agreement”), and is eligible for Severance Benefits under the Severance Agreement on condition that Executive executes and does not revoke a non-competition and release agreement pursuant to the terms and conditions of the Severance Agreement. This Release Agreement sets forth the terms of Executive’s severance from Company.

4. Defined Terms.

Capitalized terms used herein and not otherwise defined shall have the same meaning given to such terms the Severance Agreement.

5. Termination of Employment.

Effective , 20 , Executive’s employment with Company terminated (“Termination Date”). Consistent with Section 4.6 of the Severance Agreement, Executive hereby agrees that Executive has also resigned any and all other positions with the Company or any of its Affiliates, whether as an officer, director, employee, or agent, in each case effective on the Termination Date. Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but Executive shall be treated for all purposes as having so resigned upon the Termination Date, regardless of when or whether Executive executes any such documentation.

6. Payments.

Upon expiration of the Revocation Period, defined below, without exercise of the right to revoke, Executive shall receive or be entitled to receive the Severance Benefits and other payments to the extent set forth in the Severance Agreement. Such payments shall be subject to all terms and conditions of the Severance Agreement, including, but not limited to, the forfeiture provisions of Section 6.3 thereof.

Notwithstanding any other provision of this Release Agreement to the contrary, if it is determined by the Company that the Executive has violated any of the restrictive covenants contained in this Release Agreement, the Executive shall be required to repay to the Company an amount equal to the economic value of all Severance Benefits and other payments already provided to the Executive under the Severance Agreement and the Executive shall forever forfeit the Executive’s rights to any unpaid Severance Benefits and other payments hereunder. The Severance Benefits shall be subject to (a) forfeiture provisions in any other agreements between the Executive and the Company and (b) any recoupment, clawback or similar policy of the Company as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of previously paid compensation.

7. Release.

In consideration of the payments to be made under the Severance Agreement, which Executive acknowledges Executive would not otherwise be entitled to receive, Executive agrees that the consideration provided under the Severance Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, direct and indirect parents and subsidiaries, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, predecessor and successor corporations and assigns, and all persons acting with or on behalf of them (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s heirs, family members, executors, agents, and assigns, hereby and forever releases and discharges the Releasees, and each of them, from any and all claims, liability, demands, rights, damages, costs, attorneys’ fees, and expenses of whatever nature that exist as of the date of execution of this Release Agreement, whether known or unknown, foreseen or unforeseen, asserted or unasserted, including, but not limited to: (i) all claims arising out of Executive’s employment and/or Executive’s termination from employment, including all claims arising out of applicable state and federal laws, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, state and federal Family Leave Acts, and any other applicable tort, contract, or other common law theories, (ii) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company and/or any of the Releasees, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law, (iii) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits, (iv) any and all claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Releasee and Executive existing as of the date hereof (whether or not known or arising before, on or after the date Executive executes this Release Agreement), (v) any and all claims for violation of the federal or any state constitution, (vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination, (vii) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of the Severance Agreement, (viii) any and all claims for attorneys’ fees and costs and (ix) any other claims whatsoever.

This Release Agreement shall have no effective on: (i) Executive’s entitlement to any vested compensatory payments or other benefits due to Executive following the expiration of the Revocation Period pursuant to the terms and conditions of any applicable benefit plans, programs and agreements maintained by Company for the benefit of Executive or to which Company and Executive are parties; (ii) Executive’s right to enforce the Severance Agreement; (iii) any claims for indemnification, fee advancement or insurance arising under any agreement between Executive and the Company or under the governing documents of the Company; or (iv) claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that, except as required by law, any such filing or participation does not give Executive the right to recover any monetary damages against the Company and/or any of the Releasees; and Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company and/or any of the Releasees).

Nothing in this Release Agreement will be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or comparable state or local agency; provided, however, that, notwithstanding the foregoing, Executive agrees to waive any right to recover monetary damages or other personal legal relief in connection with any such charge, investigation, proceeding, or related lawsuit (except such waiver shall not apply to Executive’s right to seek and obtain a whistleblower award from the Commodity Futures Trading Commission, the Securities and Exchange Commission (the “SEC”) or any other applicable regulatory or governmental body for which Executive’s rights cannot be waived by law, if applicable). Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Release Agreement.

Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the ADEA and that this Release Agreement is knowing and voluntary. Executive agrees that this Release Agreement does not apply to any rights or claims that may arise under the ADEA after the date Executive executes this Release Agreement. Executive acknowledges that the consideration given for this Release Agreement is in addition to anything of value to which Executive was already entitled.

Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Executive’s favor at the time of executing the release, which, if known by Executive, must have materially affected Executive’s settlement with the Releasee. Executive, being aware of said principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.

8. Confidentiality Agreement.

8.1 Company’s Confidential Information. During the course of performing Executive’s duties as a Company employee, Executive was exposed to and acquired Confidential Information. As used herein, “Confidential Information” refers to any and all information of a confidential, proprietary, or trade secret nature that is maintained in confidence by Company for the protection of its business. Confidential Information includes, but is not limited to, Company information about or related to (i) any current or planned products; (ii) research and development or investigations related to prospective products; (iii) proprietary software, inventions, and systems; (iv) suppliers or customers; (v) cost information, profits, sales information, and accounting and unpublished financial information; (vi) business and marketing plans and methods; (vii) any other information not generally known to the public that, if misused or disclosed to a competitor, could reasonably be expected to adversely affect the Company; (viii) any confidential information related to any client, customer, vendor or supplier of the Company; and (ix) financial, technical, sales, marketing, promotional, manufacturing, development and personnel information, customer and prospective customer lists, supplier and prospective supplier lists, Trade Secrets, designs, product formulations, product specifications, terms of arrangements with clients, customers, vendors or suppliers, training, service and business manuals, training courses and other training and instructional materials, other proprietary information valuable to the operation of the Company and any other information related to the Company that the Company or its affiliates considered or considers to be, and treated or treats as confidential, and all notes, analyses, compilations, summaries, extracts, studies, interpretations or other materials that contain, reflect or are based upon, in whole or in part, any such information, however recorded or preserved, whether written, maintained in the mind or memory of Executive or oral and regardless of whether or not specifically marked as confidential; provided, however, that Confidential Information does not include information that was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by Executive).

For the avoidance of doubt, nothing in this Release Agreement prohibits Executive from (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934 (“Section 21F”), maintaining the confidentiality of a claim with the SEC; (ii) providing confidential information to the SEC, or providing the SEC with information that would otherwise violate this Release Agreement, to the extent permitted by Section 21F; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F.

8.2 Nondisclosure of Confidential Information. Executive acknowledges that the Confidential Information is a special, valuable, and unique asset of Company. Executive agrees to keep in confidence and trust all Confidential Information for so long as such information is not generally known to the public or to persons outside Company who could obtain economic value from its use. Executive agrees that Executive shall not directly or indirectly use the Confidential Information for the benefit of Executive or any other person or entity.

8.3 Protected Rights; Limited Trade Secret Immunity. Notwithstanding any other provision of this Release Agreement, nothing contained in this Release Agreement prevents Executive from providing truthful testimony in response to a lawfully-issued subpoena or court order or limits Executive’s ability to communicate with any governmental entity (including for purposes of exercising any legally protected whistleblower rights) or otherwise participate in any investigation or proceeding that may be conducted by any governmental entity, including providing non-privileged documents or other information, without notice to the Company. Further, nothing in this Agreement is intended to, or does, prohibit Executive from discussing or disclosing conduct or the existence of a settlement involving conduct that Executive reasonably believed under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage-and-hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

Executive acknowledges that Executive has been notified that under the Defend Trade Secrets Act: (A) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (x) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or (y) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (B) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

8.4 Legal Process. In the event that Executive or any of Executive’s affiliates is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, or similar process), in connection with any legal proceeding before any governmental entity, to disclose any Confidential Information or Trade Secrets during the applicable restricted period specified in Section 8.1, Executive shall deliver prompt written notice to the General Counsel of the Company of such request or requirement (except to the extent prohibited by applicable law) so that the Company may, at its expense, seek an appropriate protective order or other remedy and Executive shall cooperate with the Company, at the Company’s expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Company waives in writing compliance with this Section 8, Executive shall furnish only that portion of the Confidential Information or Trade Secrets which is legally required to be disclosed.

9. Non-solicitation and Non-disparagement.

9.1 Non-solicitation of Employees. Executive agrees that for a period of two (2) years following the Termination Date, Executive shall not directly or indirectly solicit or attempt to induce any employee of Company, any successor corporation, or a subsidiary of Company to work for Executive or any competing company or competing business organization.

9.2 Non-solicitation of Customers and Vendors. Executive agrees that for a period of two (2) years following the Termination Date, Executive shall not directly or indirectly solicit or attempt to induce any customer, vendor, or supplier of Company to end its relationship with Company. For purposes of this Section, to “solicit or attempt to induce” includes, without limitation, the following acts: (i) disclosing to any third party the names, backgrounds, or contact information of any customer of Company or otherwise identifying them as a potential customer for business, or (ii) personally or through any other person approaching, calling upon, encouraging, or otherwise contacting customers.

9.3 Non-disparagement. Neither party hereto shall make any oral or written statement about the other party which is intended or reasonably likely to have the effect of: (i) undermining, impugning,

disparaging, injuring the reputation of or otherwise in any way reflecting adversely or detrimentally upon the other party or any of the Releasees: or (ii) accusing or implying that either party or any of the Releasees engaged in any wrongful, unlawful or improper conduct. The foregoing restrictions shall not apply to any testimony that either party is compelled by law to give (whether written or verbal). Further, nothing in this Agreement is intended to, or does, prohibit Executive from discussing or disclosing conduct or the existence of a settlement involving conduct that Executive reasonably believed under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage-and-hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

10. Non-competition.

Executive will not, without the Company’s prior written consent in each instance, directly or indirectly (i) research, develop, market, sell, or work on any products or services that are competitive with products or services that Executive researched, developed, marketed, sold, worked on, managed or was accountable for during Executive’s employment by the Company, or about which Executive learned Confidential Information during Executive’s employment by the Company, in any geographic area where Executive conducted, managed or oversaw any such activities or had a material presence or influence during the final year of Executive’s employment, or (ii) prepare to do so or assist any third party to do so or to prepare to do so. Nothing in this Section 10 shall preclude Executive from (i) performing any services on behalf of an investment banking, commercial banking, auditing, or consulting firm or (ii) investing five percent (5%) or less in the common stock of any publicly traded company, provided such investment does not give Executive the right or ability to control or influence the policy decisions of any competing business.

11. Review and Rescission Rights.

Executive has forty-five (45) days from the Date of this Agreement (the “Review Period”) within which to decide whether to sign this Release Agreement. If Executive signs this Release Agreement, Executive may revoke this Release Agreement if, within seven (7) days after signing (the “Revocation Period”), Executive delivers notice in writing to the General Counsel of the Company.

This Release Agreement will not become effective, and the Severance Benefits dependent on the execution of this Release Agreement will not become payable, unless and until this Release Agreement is signed within the Review Period, the Revocation Period expires, and Executive has not exercised the right to revoke this Release Agreement during the Revocation Period.

Executive may sign this Release Agreement prior to the end of the forty-five (45) day Review Period, thereby commencing the seven (7) day Revocation Period. Whether Executive decides to sign before the end of the Review Period is entirely up to Executive.

Executive will receive the same severance payments regardless of when Executive signs this Release Agreement, as long as Executive signs prior to the end of the Review Period and does not revoke this Release Agreement within the Revocation Period.

Executive acknowledges that Executive’s release of rights is in exchange for Severance Benefits to which Executive otherwise legally would not be entitled.

Executive acknowledges that if Executive revokes, or does not sign this Release Agreement within the Review Period, Executive forfeits all Severance Benefits.

12. Advice of Counsel.

Executive acknowledges that Executive has been advised to consult with an attorney before signing this Release Agreement. Executive warrants and agrees that Executive has carefully read and understands this Agreement.

13. Disputes.

Any dispute or claim that arises out of or relates to this Release Agreement shall be resolved in accordance with the provisions of Article 7 of the Severance Agreement. Notwithstanding the provisions of this Section 13, any claim by Company for injunctive relief under the provisions of Section 8, 9, or 10 herein, or any subparts thereof, shall not be subject to the terms of this Section 13.

14. Governing Law; Venue.

To the extent not preempted by the laws of the United States, Washington law governs this Release Agreement, notwithstanding its choice of law rules. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in King County, Washington in any action or dispute arising out of or relating to this Release Agreement and agrees that all claims in respect of such action or dispute may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Release Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or dispute so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

15. Counterparts, Facsimiles & Email Transmissions.

This Release Agreement and all documents relating hereto may be executed in two or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” or similar format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or signature page were an original thereof.

16. Entire Agreement.

All of the parties’ agreements, covenants, representations, and warranties, express or implied, oral or written, concerning the subject matter of this Release Agreement are contained in this Release Agreement. All prior and contemporaneous conversations, negotiations, agreements, representations, covenants, and warranties concerning the subject matter of this Release Agreement are merged into this Release Agreement. This is an integrated agreement.

17. Miscellaneous.

The benefits and obligations of this Release Agreement shall inure to the successors and assigns of the parties. The parties acknowledge that the only consideration for this Release Agreement is the consideration expressly described herein, that each party fully understands the meaning and intent of this Release Agreement, that this Release Agreement has been executed voluntarily, and that the terms of this Release Agreement are contractual. No action taken by the Company and/or any of the Releasees, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company and/or any of the Releasees of any fault or liability.

18. Severability.

Executive agrees that each provision in this Release Agreement will be treated as a separate and independent clause, and the enforceability of any one clause will in no way impair the enforceability of any of the other clauses in this Release Agreement. Moreover, if one or more of the provisions contained in this Release Agreement, whether for the benefit of Executive or Company, are for any reason held to be excessively broad as to scope, activity, or subject so as to be unenforceable at law, such provision or provisions will be construed by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it then appears.

19. Section and Paragraph Titles.

Section and paragraph titles in this Release Agreement are used for convenience only and are not intended to and shall not in any way enlarge, define, limit, or extend the rights or obligations of the parties or affect the interpretation of this Release Agreement.

WEYERHAEUSER COMPANY	EXECUTIVE

By:	By:
Name:	Name:
Title:	Date:
Date: